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                                                                     EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN

                       FIRST FORTIS LIFE INSURANCE COMPANY

                                       AND

                     AMERICAN BANKERS INSURANCE GROUP, INC.



                            DATED AS OF JUNE 29, 2001





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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 29, 2001, is entered into by and between AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation ("Seller"), and FIRST FORTIS LIFE INSURANCE COMPANY, a New York stock life insurance company ("Buyer").

                                    RECITALS:

         WHEREAS, Seller is the beneficial, but not the record or voting, owner of 100% of the issued and outstanding shares of common stock, par value $1.00 per share, of Bankers American Life Assurance Company, a New York stock life insurance company ("BALAC"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's right, title and interest in and to such shares of BALAC;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.1 CERTAIN DEFINITIONS.

         (a) The following capitalized terms shall have the respective meanings set forth below:

         "Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, judgment or decree applicable to the parties hereto.

         "BALAC Common Stock" means the common stock, par value $1.00 per share, of BALAC.

         "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of New York are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing actually occurs.


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         "Code" means the Internal Revenue Code of 1986, as amended. Any citation to a provision of the Code includes a citation to any successor provision.

         "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

         "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum.

         "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

         "Shares" means all of the presently issued and standing 2,000,000 shares of BALAC Common Stock, of which record and voting ownership is held pursuant to the Trust Agreement, and of which beneficial ownership is held by ABIG pursuant to the Voting Trust Certificate.

         "Trust Agreement" means that certain Voting Trust Agreement dated August 20, 1999 by and among Fortis, Inc., and each of the Voting Trustees named therein.

         "Voting Trust Certificate" means that certain Voting Trust Certificate dated August 20, 1999, certifying that ABIG is the sole beneficial owner of the Shares.

         (b) The capitalized terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                  TERM                                                 SECTION
                  ----                                                 -------
                  "Agreement"                                          1st Paragraph
                  "BALAC"                                              1st Recital
                  "Buyer"                                              1st Paragraph
                  "Purchase Price"                                     2.2
                  "Seller"                                             1st Paragraph
                  "Termination Date"                                   7.2

         SECTION 1.2 SINGULAR AND PLURAL. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                                    ARTICLE 2
                           PURCHASE AND SALE OF STOCK


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         SECTION 2.1 PURCHASE AND SALE OF STOCK. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to the Shares.

         SECTION 2.2 PURCHASE PRICE. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Buyer shall pay to Seller the sum of Thirty-Two Million One Hundred Fifteen Thousand One Hundred Ten Dollars ($32,115,110) in cash (the "Purchase Price") as consideration for all of Seller's right, title and interest in and to the Shares.

         SECTION 2.3 PLACE AND DATE OF CLOSING; CLOSING DELIVERIES.

         (a) The Closing shall take place at the offices of Fortis, Inc., One Chase Manhattan Plaza, 41st Floor, New York, New York 10005, at 10:00 a.m. Eastern Time on the Business Day following the satisfaction or waiver of the conditions to Closing set forth in Section 6.1 of this Agreement, or on such other date as the parties may agree to in writing. Subject to completion, the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

         (b) At the Closing, Seller shall execute and/or deliver to Buyer, the following:

                           (i) the Voting Trust Certificate, duly endorsed for
                  transfer to Buyer; and

                           (ii) the documents and instruments specified in
                  Article 6.

         (c) At the Closing, Buyer shall execute and/or deliver to Seller the following:

                           (i) the cash Purchase Price as contemplated by
                  Section 2.2; and

                           (ii) the documents and instruments specified in
                  Article 6.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         SECTION 3.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as now conducted.

         SECTION 3.2 AUTHORITY. Seller has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed


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and delivered by Seller and, subject to the due execution and delivery by Buyer, this Agreement will, upon due execution and delivery, be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 3.3 CAPITALIZATION. The authorized capital stock of BALAC consists of 2,000,000 shares of BALAC Common Stock. As of the date hereof there are, and as of the Closing Date there will be, 2,000,000 of such shares issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

         SECTION 3.4 OWNERSHIP OF SHARES. Seller is the beneficial, but not the record or voting, owner of the Shares, free and clear of any Liens and any limitation or restriction (other than as set forth in the Trust Agreement or the Voting Trust Certificate) and such Shares constitute 100% of the issued and outstanding shares of BALAC. Seller will transfer and deliver to Buyer at the Closing valid title to the Voting Trust Certificate and all of Seller's right, title and interest in and to the Shares, free and clear of any Liens and any such limitation or restriction (other than as set forth in the Trust Agreement or the Voting Trust Certificate).

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate powers required to carry on its business as now conducted.

         SECTION 4.2 AUTHORITY. Buyer has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the performance by Buyer of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and subject to the due execution and delivery by Seller will, upon due execution and delivery, be a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Buyer is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended.


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                                    ARTICLE 5
                                    COVENANTS

         SECTION 5.1 FILINGS; OTHER ACTIONS; NOTIFICATIONS. Seller and Buyer shall cooperate with each other and use (and shall cause their respective affiliates to use) all commercially reasonable efforts to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings. Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their affiliates, from any third party or Governmental Authority with respect to the transactions contemplated by this Agreement.

         SECTION 5.2 FURTHER ASSURANCES. On and after the Closing Date, Seller (as reasonably requested from time to time by Buyer) and Buyer (as reasonably requested from time to time by Seller) shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions of this Agreement.

         SECTION 5.3 EXPENSES. Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         SECTION 6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions, unless waived by both parties in writing:

         (a) No Applicable Law or Order shall be in effect that prohibits or enjoins, and no litigation, action or other proceeding shall be pending that seeks to prohibit or enjoin or that seeks material monetary damages with respect to, the consummation of the transactions contemplated hereby.

         (b) Approval shall have been obtained from the New York Superintendent of Insurance for the transactions contemplated hereby and for the transactions contemplated by that certain Agreement and Plan of Merger dated of even date herewith by and among


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Buyer, BALAC, American Bankers Insurance Group, Inc., the Voting Trustees under the Trust Agreement, and the Voting Trustee under that certain Voting Trust Agreement related to FFLIC dated June 1, 1999.

                                    ARTICLE 7
                                   TERMINATION

         SECTION 7.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

         SECTION 7.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the transactions pursuant to this Article 7, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its representatives).

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.1 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         SECTION 8.2 AMENDMENTS. To the extent permitted by Applicable Law, this Agreement may be amended by a subsequent writing signed by all parties.

         SECTION 8.3 NOTICES. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Seller:                         American Bankers Insurance Group, Inc.
                                         c/o Fortis, Inc.
                                         One Chase Manhattan Plaza
                                         New York, NY 10005
                                         Attention:  Katherine Greenzang
                                         Fax:  212-859-7034
                                         Phone: 212-859-7021


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         Buyer:                          First Fortis Life Insurance Company
                                         308 Maltbie Street
                                         Syracuse, NY  13204
                                         Attention:  Terry J. Kryshak
                                         Fax:  315-453-2343
                                         Phone: 800-745-7100 x. 8600

         SECTION 8.4 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the Applicable Laws of the State of New York.

         SECTION 8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.6 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         SECTION 8.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 8.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       AMERICAN BANKERS INSURANCE
                                       GROUP, INC.


                                       By:
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Attest:
                                       Name:
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Secretary                              Title:
[Corporate Seal]                             -----------------------------------




                                       FIRST FORTIS LIFE INSURANCE
                                       COMPANY


                                       By:
                                          --------------------------------------
Attest:
                                       Name:
                                            ------------------------------------
-------------------------
Secretary                              Title:
[Corporate Seal]                             -----------------------------------